EXHIBIT 10.40

June 30, 2016

Rachel Phillips-Luther

Dear Rachel:

Jamba Juice started as a fruitful idea that took root in a small store in the beach town of San Luis Obispo. Today, that idea hasn’t changed: We take the best nature has to offer and make wholesome nutrition accessible to everyone by making it delicious and keeping it fun. It’s our unique blend of health and fun that makes Jamba Juice unlike any other brand.

OUR MISSION: To be the leading healthy lifestyle brand offering consumers great tasting and differentiated products inside and outside our stores.

OUR TIMELESS PURPOSE: To inspire and simplify healthy living.

Jamba’s vision and values will shed insight into what we’re all about and what we strive to be. The acronym FIBER sums it up the best.

Fun Have FUN! Enjoy what you do.  Live a healthy, energetic life.

Integrity Act with INTEGRITY! Be honest and honorable in all you do. Communicate openly and treat others with respect.

Believe BELIEVE in yourself and Jamba! Lead with enthusiasm, passion and confidence.

Excellence Achieve EXCELLENCE in everything you do! Strive for only the best.

Results Deliver great RESULTS! Our success is measured by our results.

Offer: I am excited to offer you the position of Senior Vice President, Chief Marketing Officer conditional on a satisfactory background check and proof of your right to work in the United States. In this capacity you will report directly to me.

Compensation: Your gross base salary will be $285,000 per year, payable bi-weekly ($10,961.54), in each case less applicable tax withholding, and will start at an agreed upon date.

Benefits: Medical, vision, dental, and life & disability insurance programs are available and will become effective on the first of the month after thirty (30) days of employment. You will be eligible to accrue up to 20 days (4 weeks) of vacation in your first year of employment pursuant to our time off policy. The details of these and other programs will be explained to you during your orientation.

Sign on Bonus: I am also pleased to provide you with a sign-on bonus of $50,000 less applicable taxes which will be paid to you on the first payroll cycle after your start date. Sign-on bonuses are subject to a repayment agreement which will be provided upon acceptance of the offer. Should your employment terminate within 18 months for any reason other than position elimination, you will be required to reimburse the Company for all or part of your sign-on bonus based on the number of months worked.

Management Incentive Plan Bonus: In addition to your regular pay, you will be eligible for a 50% target bonus pursuant to our management incentive plan adopted annually each year. The 2016 bonus is guaranteed at $100,000 pursuant to the plan. Bonus will be paid in March 2017.

All Equity Grants will be outside the current 2013 Equity Incentive Plan as Inducement Grants under Nasdaq listing rules.

RSU Grant: We are pleased to provide you with 5,000 RSU’s, with each restricted stock unit representing the right to receive one share of Parent’s common stock, and which restricted stock units shall vest annually over a three year period, with one third (1/3) or the total number of shares subject to this RSU vesting on each anniversary of the initial vesting date.

RSU Grant: We are pleased to provide you with 70,000 RSU’s, with each restricted stock unit representing the right to receive one share of Parent’s common stock, and which restricted stock units shall vest upon achievement of stock price targets of $19.50, $24.00 and $28.50, respectively (the 15%, 22.5% and 30% TSR RSUs, as follows:

(i)

15% TSR RSUs. 35,000 restricted stock units shall vest if at any time prior to the third anniversary of the initial vesting date (x) the closing price of Jamba, Inc. common stock for a thirty consecutive trading day period equals or exceeds $19.50 (as adjusted in accordance for stock splits and the like) or (y) a Change of Control (as such term is defined in the applicable RSU agreement) occurs whereby Jamba, Inc.’s stockholders receive a per share consideration equaling or exceeding $19.50 (as adjusted in accordance for stock splits and the like), in each case where you remain an employee of Jamba Juice and /or its affiliates at such time; and

(ii)

22.5% TSR RSUs. 20,000 restricted stock units shall vest if at any time prior to the third anniversary of the initial vesting date (x) the closing price of Jamba, Inc. common stock for a thirty consecutive trading day period equals or exceeds $24.00 (as adjusted in accordance for stock splits and the like) or (y) a Change of Control (as such term is defined in the applicable RSU agreement) occurs whereby Jamba, Inc.’s stockholders receive a per share consideration equaling or exceeding $24.00 (as adjusted in accordance for stock splits and the like), in each case where you remain an employee of Jamba Juice and /or its affiliates at such time; and

(iii)

30% TSR RSUs. 15,000 restricted stock units shall vest if at any time prior to the third anniversary of the initial vesting date (x) the closing price of Jamba, Inc. common stock for a thirty consecutive trading day period equals or exceeds $28.50 (as adjusted in accordance for stock splits and the like) or (y) a Change of Control (as such term is defined in the applicable RSU agreement) occurs whereby Jamba, Inc.’s stockholders receive a per share consideration equaling or exceeding $28.50 (as adjusted in accordance for stock splits and the like), in each case where you remain an employee of Jamba Juice and /or its affiliates at such time

The RSUs would be granted during the first available open window after your hire date, but vesting for the time-based RSUs would be credited to your date of hire. All Equity Grants referenced above are subject to Board approval.

Restricted stock units, to the extent granted and vesting, shall be settled as soon as practicable following any vesting date of such grants, except that with respect to the performance-based RSUs granted under clauses (i) through (iii) above, such settlement shall be no earlier than the first anniversary of the applicable vesting date with respect to such RSU (in each case, the “Settlement Date”); provided, however, that if such Settlement Date would be outside of the period under the company’s insider trading policies permitting trades in such securities, then such shares shall be settled as soon as such insider trading policy would permit such trades.

Clawback Policy. All compensation contemplated under this agreement and all cash and equity awards under the company’s incentive compensation plans will be subject to the company’s recoupment policy for incentive compensation.

Standard Severance Agreement: You will be eligible to participate in our Executive Retention and Severance Plan which would provide you with a severance benefit of twelve (12) month’s salary continuation (subject to mitigation) in the event of a qualifying termination (without cause or resignation for good reason, as defined in the plan), calculated on your then current base salary payable on the Company’s ordinary payroll schedule and subject to customary withholdings, subject to signing a release.

The relationship that exists between you and the company is for an unspecified term and considered employment at will. The relationship can be terminated by you or the company “at will” at any time either with or without cause or advance notice. This “at will” agreement constitutes the entire agreement between the employee and the company on the subject of termination, and supersedes all prior agreements and cannot be changed by future events, even though other policies and procedures may change from time to time. No one has the authority to modify this relationship except for the President and CEO or VP, Human Resources in writing and signed by you and the President and CEO or VP, Human Resources.

Rachel, I look forward to the many contributions I know you will make to the company. Upon acceptance, please acknowledge the terms of this letter by returning one signed copy to Kathy Wright at kwright@jambajuice.com.

Sincerely,

/s/ David A. Pace

Dave Pace

Chief Executive Officer

/s/ Rachel Phillips-Luther

Rachel Phillips-Luther

Acknowledged and Agreed